Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated July 2, 2026, (September 15, 2026, as to the effects of the share split described in Note 19) relating to the financial statements of vVARDIS Holding AG and subsidiaries. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte AG
Zurich, Switzerland
October 9, 2026